Exhibit 10.2

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 4, 2013, by and among Thomas Properties Group, Inc. (“Company”), Thomas Properties, L.P. (“Company LP”, and, together with Company, the “Company Parties”) and TPG VI Pantera Holdings, L.P. (the “Stockholder”) of Parkway Properties, Inc. (the “Parent”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company Parties, Parent, Parkway Properties LP (“Parent LP”) and PKY Masters, LP (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of the Company with and into Parent with Parent being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of Merger Sub with and into the Company LP, with Company LP continuing as the surviving entity and a subsidiary of Parent LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Company Parties’ willingness to enter into the Merger Agreement, the Company Parties have required that the Stockholder agrees, and the Stockholder has agreed to, enter into this Agreement with respect to all common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) that the Stockholder owns, if any, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. The Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Parent Common Stock (the “Parent Stock”) as is indicated opposite the Stockholder’s name on Schedule A attached hereto.

D. The Company desires that the Stockholder agrees, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Parent Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement at the Parent Stockholder Meeting, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (iii) the date that any amendment to, or waiver of, Parent’s rights under the Merger

Agreement is effected without the Stockholder’s consent (which shall not be unreasonably withheld, conditioned or delayed) that increases the Exchange Ratio or otherwise provides additional merger consideration to equityholders of the Company Parties or (iv) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder to an Affiliate of the Stockholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Parent Stock transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Parent Stock and the New Parent Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the Parent Stock.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, the Stockholder agrees, with respect to any Subject Securities beneficially owned by the Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Stockholder agrees that any Parent Common Stock and other capital shares of Parent that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Stock.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Parent Stock held by the Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Stockholder to be unable to comply with its obligations under this Agreement with respect to such securities, the Stockholder shall not be deemed to be in breach of this Agreement with respect to the Stockholder’s obligations with respect to such Parent Stock.

3. Agreement to Vote and Approve. Hereafter until the Expiration Time, at every meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, the Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder: (i) in favor of (a) the Parent Merger, and (b) the amendment to the Parent’s charter increasing Parent’s authorized shares of capital stock as contemplated by the Merger Agreement (such amendment, the “Proposed Amendment”), and (ii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall require the Stockholder to, or cause the holder of record to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder in favor of any supplement, amendment to or amendment and restatement of the charter of Parent other than the Proposed Amendment.

4. Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute the Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Subject Securities beneficially owned by the Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company Parties as follows:

5.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of the Parent Stock. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Parent Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has sole voting power over all of the Parent Stock beneficially owned by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of Parent other than the Parent Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Parent except as set forth on Schedule A opposite the Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Stock beneficially owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5 Ownership of Company Common Stock. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

7. Notice of Certain Events. The Stockholder shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8. Miscellaneous.

8.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Parent and Parent LP shall be express third-party beneficiaries of the agreements of the Stockholder contained in this Agreement.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to the Stockholder, to it at:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Fax: (817) 871-4001

With a copy to (which shall not constitute notice)

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose

Fax: (617) 325-0096

Email: alfred.rose@ropesgray.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Fax: (646) 728-1523

Email: carl.marcellino@ropesgray.com

(b)	if to the Company Parties, to:

Thomas Properties Group, Inc.

515 South Flower Street, 6th Floor

Los Angeles, CA 90071

Attention: James A. Thomas, Chairman and Chief Executive Officer

                  Paul S. Rutter, Co-Chief Operating Officer and General Counsel

Fax: (213) 633-4760

Email: jthomas@tpgre.com

            prutter@tpgre.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Phone: (213) 687-5000

Fax: (213) 687-5600

Attention: Brian J. McCarthy, Esq.

Jonathan L. Friedman, Esq.

Email: brian.mccarthy@skadden.com

            jonathan.friedman@skadden.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

8.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7 WAIVER OF JURY TRIAL. EACH OF THE COMPANY PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated; provided that if the Mergers are consummated pursuant to the terms of the Merger Agreement, any costs or expenses incurred by the Stockholder in connection with this Agreement shall constitute “Reimbursable Expenses” pursuant to the terms of the Management Services Agreement dated as of June 5, 2012 by and between Parent and TPG VI Management, LLC.

8.14 Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of Parent or Parent LP shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in its capacity as the beneficial owner or record holder of Parent Stock and nothing in this Agreement shall restrict, limit or affect (or require the Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of Parent or Parent LP in his, her or its capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. Neither the Stockholder nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of Parent or Parent LP, it being understood that any action taken (or failure to take action) by the Stockholder or its designees or Representatives in such capacity to approve a Parent Adverse Recommendation Change shall have no effect on the obligations of the Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. It is expressly understood that the Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or Representative of the Stockholder who is a director, trustee, officer or fiduciary of Parent or Parent LP. For the avoidance of doubt, nothing in this Section 8.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.15 Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Parent Stock, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, the Stockholder shall notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

8.16 Limited Liability of Partners. Notwithstanding any other provision of this Agreement, no member or general partner or limited partner of any member, nor any future member or general partner or limited partner of nay future member, shall have any personal liability for the performance of any obligation of the Stockholder under this Agreement. Any liability of the Stockholder for money damages under this agreement shall be satisfied solely out of the assets of the Stockholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

THOMAS PROPERTIES GROUP, L.P.

By: THOMAS PROPERTIES GROUP, INC., its General Partner

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDER:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

/s/ Ronald Cami
By: Ronald Cami
Title: Vice President

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Common Stock
TPG Pantera Holdings, L.P.	23,630,000

Total:	23,630,000

The Subject Securities are subject to certain Liens contained in the Stockholders Agreement dated as of June 5, 2012 by and among TPG VI Pantera Holdings, L.P., Parkway Properties, Inc. and, solely for purposes of Article IV and related definitions thereof, TPG VI Management, LLC, as amended.